As filed with the Securities and Exchange Commission on October 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aris Water Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-1022110 (I.R.S. Employer Identification No.)

9811 Katy Freeway, Suite 700

Houston, Texas 77024

(Address of Principal Executive Offices, Zip Code)

Aris Water Solutions, Inc. 2021 Equity Incentive Plan
(Full title of the Plan)

William A. Zartler

Founder and Executive Chairman

Aris Water Solutions, Inc.

9811 Katy Freeway, Suite 700

Houston, Texas 77024

 (Name and address of agent for service)

(281) 501-3070

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.01	5,350,000	$14.80	$79,180,000	$7,339.99
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Aris Water Solutions, Inc. 2021 Equity Incentive Plan, including stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on October 22, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Aris Water Solutions, Inc. (the “Registrant”), relating to 5,350,000 shares of its Class A common stock, par value $0.01 per share (the “Common Stock”), available for issuance pursuant to awards to eligible persons under the Aris Water Solutions, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by this Part I has been omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.

The prospectus dated October 25, 2021, filed by the Registrant with the Commission pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), filed on October 25, 2021, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-259740), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

2.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 21, 2021, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (the “DGCL”), no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our Amended and Restated Certificate of Incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s Amended and Restated Bylaws provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by us to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We intend to enter into written indemnification agreements with each of our executive officers and directors that will provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The 2021 Plan provides protection for members of the Registrant’s board or directors or a committee thereof as well as to any of their delegates acting under the 2021 Plan, and provides that such individuals shall incur no liability except for as a result of their own fraud or willful bad faith in the performance of their duties with respect to the 2021 Plan.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1*	Amended and Restated Certificate of Incorporation.

4.2*	Amended and Restated Bylaws.

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of BDO USA, LLP (with respect to the Registrant).

23.2*	Consent of BDO USA, LLP (with respect to Solaris Midstream Holdings, LLC)

23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Aris Water Solutions, Inc. 2021 Equity Incentive Plan.

*Filed herewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 26th day of October, 2021.

Aris Water Solutions, Inc.

By:	/s/ Amanda M. Brock
Name:	Amanda M. Brock
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Amanda M. Brock and William A. Zartler, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Amanda M. Brock	President, Chief Executive Officer and Director	October 26, 2021
Amanda M. Brock	(Principal Executive Officer)

/s/ Brenda R. Schroer	Chief Financial Officer	October 26, 2021
Brenda R. Schroer	(Principal Financial Officer)

/s/ Dustin A. Hatley	Chief Accounting Officer	October 26, 2021
Dustin A. Hatley	(Principal Accounting Officer)

/s/ William A. Zartler	Executive Chairman	October 26, 2021
William A. Zartler

/s/ Joseph Colonnetta	Director	October 26, 2021
Joseph Colonnetta

/s/ Debra G. Coy	Director	October 26, 2021
Debra G. Coy

/s/ W. Howard Keenan, Jr.	Director	October 26, 2021
W. Howard Keenan, Jr.

/s/ Andrew O’Brien	Director	October 26, 2021
Andrew O’Brien

/s/ Donald C. Templin	Director	October 26, 2021
Donald C. Templin

/s/ M. Max Yzaguirre	Director	October 26, 2021
M. Max Yzaguirre